Exhibit 2.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), made and entered into as of April 15, 2014, is by and among Tina F. Cartwright and Victoria Menz (the “Contributors”), AAC Holdings, Inc., a Nevada corporation (“Holdings”) and, solely for purposes of Section 4.6 of this Agreement, Clinical Revenue Management Services, LLC, a Tennessee limited liability company (the “Company”). Capitalized terms used herein are defined as set forth in Annex A attached hereto. Contributors, Holdings and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

Contributors own 100% of the membership interests (the “Membership Interests”) of the Company. Contributors desire to contribute the Membership Interests to Holdings, and, in exchange, Holdings desires to deliver cash and issue shares of common stock, $0.001 par value per share, of Holdings (the “Shares”), on the terms set forth in this Agreement. It is the intention of the Parties that the contributions of the Membership Interests to Holdings contemplated by this Agreement, along with the concurrent share exchange between Holdings and certain stockholders of American Addiction Centers, Inc., a Nevada corporation, and the acquisition by Holdings of 100% of the common units of Behavioral Healthcare Realty, LLC, a Delaware limited liability company, constitute a transaction or series of transactions described in Section 351 of the Code.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CONTRIBUTION OF MEMBERSHIP INTERESTS; CLOSING

Section 1.1 Contribution of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Contributors shall contribute the Membership Interests to Holdings, and Holdings shall accept and acquire the Membership Interests from Contributors, free and clear of all Encumbrances.

Section 1.2 Closing Consideration. Subject to the terms and conditions of this Agreement, at the Closing, Holdings shall provide Contributors with total consideration for the Membership Interests as follows: (a) pay Contributors $499,978.96 in cash, by wire transfer to the accounts set forth on Annex B and (b) issue to Contributors 149,144 Shares, which cash and Shares shall be allocated between Contributors as set forth in Annex B attached hereto. This consideration represents the fair market value of the Membership Interests as determined by Board of Directors of Holdings with consideration of the report of the Carnahan Group, an independent third party valuation professional with expertise in the Company’s industry (the “Valuation Expert”).

Section 1.3 Closing. The consummation of the contribution provided for in this Agreement (the “Closing”) will take place at the offices of Holdings at 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027, simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

Section 1.4 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Contributors shall deliver, or cause to be delivered, to Holdings:

(i) an assignment effecting the transfer of the Membership Interests to Holdings in a form acceptable to the Parties, executed by Contributors (the “Assignment”);

(ii) a lock-up agreement in a form acceptable to Holdings and Contributors, executed by Contributors;

(iii) all required consents set forth in Section 2.2(b) or Section 2.2(c) of the Contributors Disclosure Schedule, executed by the counterparties with respect thereto, each in a form acceptable to Holdings and Contributors;

(iv) pay-off letters acceptable to the Parties with respect to all unpaid Contributors’ Expenses, executed by the applicable creditors;

(v) the certificate of formation (or similar organizational documents) of the Company (certified by the Tennessee Secretary of State) and a certificate of good standing from the applicable jurisdiction of formation and each other jurisdiction in which the Company is qualified to do business, each dated within ten (10) Business Days prior to the Closing Date; and

(vi) a certificate of an officer of the Company certifying, as complete and accurate as of the Closing, an attached copy of the operating agreement of the Company, certifying and attaching all requisite resolutions or actions of the Company’s members approving the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers or managers of the Company executing any documents being executed in connection with the consummation of the transactions contemplated hereby.

(b) Holdings shall deliver to Contributors:

(i) the amount of cash consideration set forth opposite each Contributor’s name on Annex B and provide Holdings’ updated stock ledger reflecting the issuances of Shares as set forth on Annex B to its transfer agent and its transfer agent will issue stock certificates to Contributors representing that number of Shares set forth opposite each Contributor’s name on Annex B;

(ii) the Assignment executed by Holdings;

(iii) the articles of incorporation of Holdings (certified by the Nevada Secretary of State) and a certificate of good standing from the applicable jurisdiction of formation, each dated within ten (10) Business Days prior to the Closing Date; and

(iv) a certificate of an officer of Holdings certifying and attaching a copy of the bylaws of Holdings and all requisite resolutions or actions of Holdings’ board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Holdings executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

The Contributors, jointly and severally, represent and warrant to Holdings as follows:

Section 2.1 Organization and Good Standing. The Company is a limited liability company duly organized or formed, validly existing, and in good standing under the laws of the State of Tennessee, with full limited liability company power and authority to conduct its Business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of its Business(es) as now conducted requires it to qualify. Each jurisdiction in which the Company is qualified to do business is listed in Section 2.1 of the Contributors Disclosure Schedule. Complete and accurate copies of the organizational documents of the Company have been made available to Holdings.

Section 2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Contributors, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Contributors of each of the documents and instruments to be executed and delivered by the Contributors at the Closing pursuant to Section 1.4(a) (collectively, the “Contributors’ Closing Documents”), each of the Contributors’ Closing Documents will constitute the legal, valid and binding obligation of the Contributors party thereto, enforceable against the Contributors in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of the Contributors has all requisite power, authority and capacity to execute and deliver this Agreement and the Contributors’ Closing Documents to which she is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Contributors, and no other action on the part of the Contributors is necessary to authorize the same.

(b) Neither the execution and delivery of this Agreement by the Contributors nor the consummation or performance of the transactions contemplated hereby by the Contributors will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Company; (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Company or either Contributor is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company; (iv) cause Holdings, any Subsidiary of Holdings or the Company to become subject to, or to become liable for, the payment of any Tax existing prior to the Closing Date; (v) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Company Contract; or (vi) result in the creation or imposition of any Encumbrance upon any of the assets of the Company.

(c) Except as set forth in Section 2.2(c) of the Contributors Disclosure Schedule, neither the Company nor either Contributor is or will be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority or other Person, or (ii) any party to any Company Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.3 Financial Statements.

(a) Contributors have delivered to Holdings the following financial statements, copies of which are attached as Section 2.3(a) of the Contributors Disclosure Schedule: (i) the unaudited financial statements of the Company for the years ended December 31, 2013 and December 31, 2012 and the 3 months ended March 31, 2014, including the balance sheets and the related statements of operations, statements of changes in members’ equity and statements of cash flows of the Company as of and for the fiscal years then ended, including in each case the notes thereto (all such financial statements, the “Financial Statements”; the balance sheet as of March 31, 2014, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”). The Financial Statements fairly present the financial position of the Company and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements have been prepared in accordance with the books and records of the Company. The Company has made and kept (and given Holdings access to) their true, correct and complete books and records and accounts, which accurately and fairly reflect, in reasonable detail, the activities of the Company in all material respects.

(b) The books of account and other financial records of the Company, all of which have been made available to Holdings, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The Company has established and maintained a system of internal accounting controls sufficient to provide reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the governing bodies of the Company, as applicable; (ii) that transactions are recorded as necessary to maintain accountability for assets; (iii) that material information relating to the Company is made known to management and the governing body of such entity; (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company; (v) that the amount recorded for assets in the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has not, and, to the Knowledge of Contributors, no member, manager, director, officer, employee, auditor, accountant or representative of the Company has, received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company’s internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable or improper accounting practices.

Section 2.4 Capitalization.

(a) The Contributors own all of the outstanding membership interests of the Company, free and clear of any Encumbrances. Other than the membership interests owned by the Contributors, there are no outstanding equity interests, economic or financial rights or performance units in the Company. Except as set forth in Section 2.4(a) of the Contributors Disclosure Schedule, the

Membership Interests of the Company have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, which rights are not otherwise waived in this Agreement. The Company has not violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities. All of the issued and outstanding membership interests of the Company are duly authorized and validly issued.

(b) The Company has no Subsidiaries and does not own any equity or similar interest in any Person.

(c) Except as set forth in Section 2.4(c) of the Contributors Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company, or securities convertible or exchangeable into equity interests of the Company, or obligating the Company to issue or sell any equity interests in the Company; (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person; or (iii) no voting trusts, investors’ rights agreement, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.

Section 2.5 Assets.

(a) Except as set forth in Section 2.5(a) of the Contributors Disclosure Schedule, the Company has good and valid title to, or a valid and enforceable right to use under a Company Contract, all property and assets (whether tangible or intangible) used or held for use by it in connection with its Business, including all such assets reflected in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date, free and clear of all Encumbrances. The assets of the Company (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business of the Company in the manner presently operated by it, and (ii) constitute all of the operating assets of the Company.

(b) There is no individual piece of machinery, equipment, furniture and other tangible personal property of the Company with an initial, nondepreciated book value of at least $5,000. All of the Company’s tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the ordinary course of business. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All tangible personal property of the Company is in its possession.

Section 2.6 Taxes.

(a) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid in full. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) To the Knowledge of Contributors, no Governmental Authority may assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any Governmental Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation §1.6011-4. The Company is not a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority), and the Company has no current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. Neither the Company nor predecessor of the Company (i) has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) The unpaid Taxes of the Company (i) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has paid all estimated Taxes required to be paid for the current taxable year, and such Taxes fully reflect the taxable income and gain of the Company for such year. Since the Reference Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(h) The Company has not elected to defer cancellation of indebtedness income under Code Section 108(i).

(i) All books and records relating to Taxes (including related workpapers) have been adequately maintained for all periods ending after January 10, 2012 (or for periods that the statute of limitations remains open).

(j) There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(k) Neither Contributor is a “foreign person” within the meaning of Code Section 1445.

(l) None of the assets of the Company is “tax-exempt use property” within the meaning of Code Section 168(h).

(m) The Company has at all times since its formation been treated as a partnership for U.S. federal and state income Tax purposes.

Section 2.7 Employees.

(a) Section 2.7(a) of the Contributors Disclosure Schedule sets forth the following information (to the extent applicable) with respect to (i) each employee of the Company and (ii) any independent contractors who render services on a regular basis to, or are under contract with, the Company: name, job title and individual status (i.e., full time, part time, salaried, hourly, etc.). There is no collective bargaining agreement in effect between the Company and any labor unions or organizations representing any of the employees of the Company; and, to the Knowledge of Contributors, there is no strike, labor dispute or union organization activity pending or threatened affecting the Company. All individuals who are performing consulting or other services for the Company are correctly classified as either “independent contractors” or “employees,” as the case may be.

(b) Except as set forth in Section 2.7(b) of the Contributors Disclosure Schedule, the employment of each employee of the Company is terminable at the will of the Company, and the Company is not a party to any employment, non-competition or severance contract or agreement (whether written or oral) with any of its current or former employees. Except as set forth in Section 2.7(b) of the Contributors Disclosure Schedule, to the Knowledge of Contributors, no employee of the Company intends to terminate his or her employment with the Company. No employee of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than the Company that adversely affects the performance of that employee’s duties as an employee of the Company.

(c) The Company is, and since January 10, 2012, has been, in compliance with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no unfair labor practice claim, administrative charge of discrimination or Proceeding brought by or on behalf of any employee or former employee of the Company under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of Contributors, threatened, against the Company. There are no pending Proceedings brought by or on behalf of any employee or former employee of the Company seeking benefits under the workers’ compensation laws of any jurisdiction.

Section 2.8 Employee Benefits.

(a) Section 2.8(a) of the Contributors Disclosure Schedule lists all deferred compensation, incentive compensation, membership interest purchase, membership interest option or other equity-based, retention, employment, consulting, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether written or unwritten), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate otherwise has any liabilities or obligations (the “Employee Benefit Plans”). The Company has made available to Holdings all documentation related to the Employee Benefit Plans.

(b) Intentionally omitted.

(c) Each Employee Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. None of the Company, any ERISA Affiliates or, to the Knowledge of Contributors, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Holdings to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in writing and has been operated in compliance with Section 409A of the Code Treasury Regulations issued under Section 409A of the Code and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) Intentionally omitted.

(f) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g) The Company does not sponsor any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(h) The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan; or (ii) otherwise entitle any current or former manager, director or employee of the Company to severance pay or any other payment from the Company. The Company has not announced any type of plan or binding commitment to (A) create any additional Employee Benefit Plan, or (B) amend or modify any existing Employee Benefit Plan with any current or former employee, independent contractor, manager or director.

(i) There are no pending or, to the Knowledge of Contributors, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction Proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of Contributors, threatened. The Company is not a party to any agreement or understanding with the PBGC, the Internal Revenue Service or the Department of Labor related in any way to any Employee Benefit Plan.

(j) Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the PBGC.

(k) The Company has complied in all material respects with the continuation coverage provisions of COBRA and any applicable Legal Requirement mandating health insurance continuation coverage for employees.

(l) With respect to each Employee Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code; and (ii) no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(m) No state of facts or conditions exist which could be expected to subject the Company to any material liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Legal Requirements.

(n) Neither the Company nor any ERISA Affiliate has established or contributed to, is required to contribute to or has any liability with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code or any “qualified asset account” within the meaning of Section 419A of the Code.

Section 2.9 Legal Proceedings; Orders.

(a) There are no Proceedings pending (i) by or against the Company or that otherwise relate to or may affect the Business of, or any of the assets owned or used by, the Company; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Contributors, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Section 2.9(a) of the Contributors Disclosure Schedule, since January 10, 2012, there have not been any Orders rendered against, or any settlements effected by, the Company in connection with any Proceedings brought by or against the Company or that otherwise relate to or may affect the Business of, or any of the assets owned or used by, the Company.

(b) There are no Orders outstanding (i) against the Company or that otherwise relate to or may affect the Business of, or any of the assets owned or used by, the Company; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Contributors, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

Section 2.10 Compliance with Legal Requirements; Governmental Authorizations.

(a) To the Knowledge of Contributors, the Company is, and at all times since January 10, 2012, has been, in compliance with all Legal Requirements that are or were applicable to the operation of its Business or the ownership or use of any of its assets. The Company has not received, at any time since January 10, 2012, any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of, investigation with respect to or failure to comply with, any Legal Requirement.

(b) Section 2.10(b) of the Contributors Disclosure Schedule contains a true and complete list of each Governmental Authorization (including, without limitation, each Environmental Permit) that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. The Company is, and at all times since January 10, 2012, has been, in compliance with each such Governmental Authorization. The Company has not received, at any time since January 10, 2012, any written notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 2.10(b) of the Contributors Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its Business in the manner it is currently conducted.

Section 2.11 Insurance. Section 2.11 of the Contributors Disclosure Schedule sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company is covered or otherwise relating to the Business of the Company, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. Such policies are in full force and effect and provide commercially reasonable coverage with reputable insurers for all normal risks incident to the Business and the assets, properties, operations, employees and consultants of the Company and in such amounts as are customary for businesses of similar size engaged in the same or similar business as the Company and similarly situated. The Company has paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance. To the Knowledge of Contributors, no facts or circumstances exist that would cause the Company to be unable to renew each of its existing insurance coverages as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. The Company is not in breach of or in default under any of the insurance policies and has not received any written notice of pending or threatened cancellation of any such policy, and no claim or coverage under any such policy is currently being disputed. Contributors have made available to Holdings (i) true and complete copies or binders of all such insurance policies and (ii) a list of all claims paid under the insurance policies of the Company since January 10, 2012.

Section 2.12 Contracts; No Defaults.

(a) Section 2.12(a) of the Contributors Disclosure Schedule lists each of the Company Contracts.

(b) Except as set forth in Section 2.12(b) of the Contributors Disclosure Schedule:

(i) Each Company Contract is valid and binding and in full force and effect;

(ii) Neither the Company nor, to the Knowledge of Contributors, any other party to any Company Contract, is or since January 1, 2013 has been, in breach or default under any Company Contract;

(iii) Since January 1, 2013, the Company has not given to, or received from, any other party to any Company Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Company Contract by the Company or any other party to such Company Contract; and

(iv) There are no renegotiations or, to the Knowledge of Contributors, outstanding rights to negotiate, any amount to be paid or payable to or by the Company under any Company Contract other than with respect to nonmaterial amounts in the ordinary course of business, and no Person has made a written demand for such negotiations. The Company has not released or waived any of its rights under any Company Contract.

(c) True and complete copies of each of the Company Contracts have been made available to Holdings.

Section 2.13 Intellectual Property.

The “Intellectual Property Assets” of the Company include any names, assumed names, registered or unregistered trade names, patents, inventions or discoveries that may be patentable, registered or unregistered trademarks, registered or unregistered service marks, registered or unregistered copyrights, applications for any of the foregoing, computer software, rights in internet web sites and internet domain names, owned, used or licensed by the Company. To the Knowledge of Contributors, the documentation relating to (a) such Intellectual Property Assets and (b) any trade secrets, know-how, confidential or proprietary information and customer lists (the items referenced in clause (b), the “Trade Secrets”; the Trade Secrets and Intellectual Property Assets, collectively, the “Intangible Assets”) is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Intangible Assets constitute all the intellectual property, Trade Secrets and know-how used in the conduct of the Business and the marketing and provision of services of the Company. The Company possesses all rights to use, pursuant to valid licenses, all software, tools, computer programs, data files and databases that are used in the conduct of the Business. To the Knowledge of Contributors, the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Intangible Assets, and has the absolute right to use the Intangible Assets. The Intangible Assets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the

Company) or to the detriment of the Company. None of the Intangible Assets is subject to any adverse claim or has been challenged or threatened in any way or infringes or conflicts with any patent or copyright application or registration or any other intellectual property right of any other Person. By transferring the Membership Interests to Holdings, the Company is neither disclosing nor misappropriating the proprietary information or trade secrets of any other Person. The ownership and use of the Intangible Assets by Holdings following the Closing will not infringe upon or conflict with the intellectual property rights of any Person, and will not require Holdings to make any payments to any Person.

Section 2.14 No Undisclosed Liabilities. Except as set forth in Section 2.14 of the Contributors Disclosure Schedule, the Company has no liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against in its Reference Balance Sheet and (ii) current liabilities incurred in the ordinary course of business of the Company consistent with past practice since the Reference Balance Sheet Date, none of which (x) relates to any breach of contract, tort, violation of law or arose out of any complaint, action, suit, investigation or demand, or (y) individually or in the aggregate, are material in amount.

Section 2.15 Absence of Certain Changes and Events. Since the Reference Balance Sheet Date, there has not been any Company Material Adverse Effect.

Section 2.16 Accounts Payable. Except as set forth in Section 2.16 of the Contributors Disclosure Schedule, the Company does not owe any account payable, note payable, or trade payable to any Person outside of those within the ordinary course and past practices of the Business.

Section 2.17 Investment Intent. Each Contributor is familiar with Holdings’ business and has had sufficient opportunity to ask questions of and receive answers from representatives of Holdings regarding its business and financial condition. Each Contributor has received all information as she has deemed necessary or appropriate in evaluating an investment in the Shares. In making her investment decision, neither Contributor is relying upon any representations made to her by Holdings or any of its directors, officers, employees or agents that are not contained herein. Each Contributor is acquiring the Shares for investment for her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Each Contributor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of investing in the Shares, and is able financially to bear the risks thereof, including a complete loss of her investment. Each Contributor understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Contributors’ investment intent as expressed in this Section 2.17. Each Contributor understands that the Shares are subject to transfer restrictions under the Securities Act, that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Holdings in a transaction not involving a public offering and that under such laws and applicable regulations, such Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Contributor understands that there is no established market for the Shares and Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of the Shares. Each Contributor is a resident of the State of Tennessee.

Section 2.18 Brokers or Finders. None of the Contributors, the Company or any of its managers, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 2.19 Healthcare Matters.

(a) The Company, its directors, officers, managers, agents and employees and the Contributors have been and are operating in compliance with all Health Care Laws. Neither the Company nor any owner, director, manager or employee has received any notice of any investigation, review, recovery action or audit or threatened investigation, review, recovery action or audit of a possible violation of any third party payer rules, policies or procedures. All billing practices and operations of the Contributors and the Company and its directors, officers, managers, employees, agents, and contractors with respect to all Medical Reimbursement Programs, are and have been in compliance in all material respects with all Health Care Laws, and neither the Contributors nor the Company or any of its directors, officers, managers, employees, agents, or contractors has, for itself or on behalf of the Company’s clients and customers or otherwise, billed or received any payment or reimbursement in excess of amounts allowed by Healthcare Laws, including but not limited to Medical Reimbursement Program rules (collectively, “Overpayments”).

(b) Neither the Contributors nor the Company or any of its employees, officers, directors, managers, contractors or agents is, or has been, excluded from participation in any Medical Reimbursement Program, nor is any such exclusion threatened, nor is there any basis for such exclusion known to the Company or any Contributor. Neither the Company nor, to the Company’s Knowledge, any of its employees, officers, directors, managers, contractors or agents has been convicted of a felony or any other crime or any offense relating to health care or the submission of claims for payment related to health care.

(c) Neither the Contributors nor the Company or any of its affiliates, officers, managers or directors has made or is in the process of making a self-disclosure under the self-referral disclosure protocol established by the United States Department of Health and Human Services pursuant to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “ACA”), under the self-disclosure protocol established and maintained by the United States Department of Health and Human Services Office of Inspector General (“OIG”) or to any other Governmental Authority. Neither Contributors nor the Company or any of its affiliates, officers, managers or directors is currently considering any such self-disclosure, nor does the Company have an obligation to make any such self-disclosure in lieu of repayment under the ACA.

(d) No Physician or Immediate Family Member of a Physician has, directly or indirectly, an ownership or investment interest (each as defined in the Stark Law) in the Company. The Company does not have any financial relationship (as defined in the Stark Law) with any Physician or Immediate Family Member of a Physician.

(e) Neither the Company nor either of the Contributors (i) is a party to a Corporate Integrity Agreement with the OIG or a Deferred Prosecution Agreement with the United States Department of Justice, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority or other entity, (iii) has been a defendant in any qui tam/False Claims Act litigation, (iv) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter or personal or telephone contact by or from any Governmental Authority, and (v) to the knowledge of the Company, the Company has not committed any offense, taken any action, or omitted to take any action, which may be the basis for any of the foregoing.

(f) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance with all Legal Requirements relating to data loss, identity theft and breach notification, including but not limited to Legal Requirements related to reporting to individuals, customers, governmental or regulatory authorities, the media or credit reporting agencies.

(g) The Company currently is and at all times has been in compliance with the applicable requirements of HIPAA. When acting as a Business Associate (as defined by HIPAA), the Company has in effect agreements with each of its customers that are Covered Entities (as defined by HIPAA) or that are Business Associates that satisfy all of the requirements of HIPAA, such agreements permit the Company to operate the Business as it is presently conducted, and the Company is not in material breach of any such agreements. The Company has in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of the Company an agreement that satisfies all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a), and the Company is in compliance with all such agreements in all material respects. The Company has not received any complaint or notice of investigation (written or otherwise), including but not limited to inquiries or other communications from the United States Department of Health and Human Services Office for Civil Rights, from any Person regarding the Company’s or any of its agents, employees or independent contractors’ uses or disclosures of, or security practices or security incidents regarding, individually identifiable health-related information, nor has any complaint (written or otherwise) been made to any third party, from any individual regarding the improper disclosure of individually identifiable health-related health information by the Company or any of its representatives. With regard to individually identifiable health information, there have not been any non-permitted uses or disclosures, security incidents, or breaches involving the Company or any of its agents, employees or contractors. The Company with respect to the Business (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments and risk analyses) of all areas of its business and operations required by HIPAA.

Section 2.20 Disclosure. No representation or warranty or other statement made by the Contributors in this Agreement or any other document or agreement delivered or to be delivered by the Contributors in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading. Neither Contributor has any Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operation of the Company that has not been set forth in this Agreement or the Contributors Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to Contributors the following. As used in this Article III, the term “to the best of Holdings’ knowledge” shall mean the actual knowledge of the members of the board of directors of Holdings, with the exception of Michael Cartwright and Jerrod Menz, without the obligation of such board members to investigate or verify the same.

Section 3.1 Organization and Good Standing. Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by Holdings of each of the documents and instruments to be executed and delivered by Holdings at the Closing pursuant to Section 1.4(b) (collectively, the “Holdings’ Closing Documents”), each of Holdings’ Closing Documents will constitute the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Holdings has the right, power and authority to execute and deliver this Agreement and the Holdings’ Closing Documents and to perform its obligations under this Agreement and the Holdings’ Closing Documents, and such action has been duly authorized by all necessary corporate action by Holdings.

(b) Neither the execution and delivery of this Agreement by Holdings nor the consummation or performance of any of the transactions contemplated hereby by Holdings will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Holdings’ articles of incorporation or bylaws; (ii) any Legal Requirement to which Holdings or its assets are subject; or (iii) any contract or agreement to which Holdings is a party or by which Holdings may be bound.

(c) Holdings is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby that has not already been obtained.

Section 3.3 Capitalization; Shares. The authorized capital stock of Holdings consists of 75,000,000 shares consisting of 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Except for Holdings’ 2007 Stock Incentive Plan, Holdings is not party to any employee stock option plan or other equity-based incentive plan. The Shares to be issued to Contributors hereunder are duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Shares is not subject to any preemptive right, right of first refusal or similar right in favor of any Person which has not been waived.

Section 3.4 Legal Actions. There are no recorded or unrecorded judgments, orders, or decrees of any kind against Holdings unpaid or unsatisfied, nor any Proceedings pending before any court or administrative agency relating to Holdings, nor is Holdings aware of any pending or, to the best of Holdings’ knowledge, threatened Proceeding relating to Holdings, or any state of facts which might result in any such Proceeding.

Section 3.5 No Bankruptcy, Insolvency or Tax Liens.

(a) No bankruptcy, insolvency, rearrangement or similar action involving Holdings, whether voluntary or involuntary, is pending or threatened, and Holdings has never:

(i) filed a voluntary petition in bankruptcy;

(ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its assets, properties or any portion thereof; or

(iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

(b) Holdings is not in the hands of a receiver nor has it committed an act of bankruptcy.

(c) There are no due but unpaid income or property taxes of Holdings which constitute a lien.

Section 3.6 Compliance with Legal Requirements. There are no violations of any Legal Requirements or of any restrictive covenants against or affecting Holdings, its property or assets (or any part thereof), nor is Holdings aware of any facts which might result in any such violation. The execution of this Agreement by Holdings, and the consummation of the transactions described herein, does not and will not cause Holdings to be in violation of any Legal Requirements or of any agreement or contract to which Holdings is a party or result in an imposition of a penalty or monetary obligation on Holdings.

Section 3.7 Foreign Person. Holdings is not a foreign person within the meaning of Section 1445(f) of the Code and Holdings agrees to execute any and all documents necessary or required by the Internal Revenue Service or the Contributors or the Company evidencing the same.

Section 3.8 OFAC. Neither Holdings, nor any of its shareholders, officers or directors, nor any person or entity that, to the best of Holdings’ knowledge, directly owns more than a 10% beneficial interest in it, is a person with whom U.S. Persons are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under the applicable Executive Order, and no such person is included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons referred to or described in the applicable Executive Order, or banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Confidentiality.

(a) Holdings shall not, without the prior written consent of the Contributors, disclose any Confidential Information of the Company, and the Contributors shall not, without the prior written consent of Holdings, disclose any Confidential Information of Holdings, in any manner whatsoever, in whole or in part. The receiving Party shall not, without the prior written consent of the disclosing Party, use any Confidential Information for any purpose other than evaluating the transactions contemplated hereby or fulfilling its obligations hereunder. Each receiving Party agrees to transmit the Confidential Information only to its representatives, consultants, employees and professional advisors who need to know the Confidential Information in order to fulfill such Party’s obligations in connection with the transactions contemplated hereby. In any event, each Party will be responsible for any breach of this Section 4.1 by any of its representatives, consultants, employees and professional advisors.

(b) In the event that the receiving Party or its representatives are required to disclose any Confidential Information by law, regulation or the rules of any applicable securities exchange, or in a Proceeding, by an applicable securities exchange or on advice of counsel, the receiving Party agrees to give the disclosing Party prompt notice of such requirement and will cooperate with the disclosing Party if the disclosing Party desires to seek a protective order. If, absent the entry of a protective order, the receiving Party or its representatives are, in the opinion of counsel to such Party, legally compelled to disclose such Confidential Information, the receiving Party may disclose such information to the Persons and to the extent required without liability under this Agreement and such Party agrees to cooperate with the disclosing Party’s commercially reasonable requests, at the disclosing Party’s expense, in its efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information.

(c) Notwithstanding anything contained herein to the contrary, effective as of the Closing, all Confidential Information of the Company will be deemed to be “Confidential Information” of Holdings and will be subject to the protections set forth herein for the benefit of Holdings.

Section 4.2 Business Relationships. After the Closing, each Contributor will cooperate with Holdings in its efforts to continue and maintain for the benefit of the Company those relationships of the Company relating to the Business of the Company, including relationships with clients, suppliers, landlords, creditors, lessors and employees.

Section 4.3 Release. Effective upon the Closing, each Contributor, whether in her capacity as a Contributor hereunder, as a member, manager, officer or employee of the Company or otherwise, and on behalf of herself, her Affiliates, and the successors and assigns of each of them, hereby irrevocably waives, releases and discharges forever the Company and Holdings and its Subsidiaries and Affiliates from any and all claims by, liabilities and obligations to, and agreements with, such Contributor, any of her Affiliates, or any successor or assign of any of them, of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity and existing prior to or as of Closing, and each Contributor hereby covenants and agrees that she will not seek to recover any amounts in connection therewith or thereunder from the Company, Holdings or any of its Subsidiaries or Affiliates. However, the foregoing shall not apply to claims to payments and other rights and remedies of the Contributors against Holdings under, or as contemplated by, this Agreement or arising from any actions, omissions or occurrences after the Closing.

Section 4.4 Further Assurances. Following the Closing, the Parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (i) to furnish upon request to the other Parties such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 4.5 Non-Solicitation of Employees. Each Contributor agrees that, at any time during the two (2) year period following the Closing Date (which period shall be extended, in the event of any breach of this Section 4.5, by the period of the duration of such breach), such Contributor shall not, whether for her own account or for any other Person (other than Holdings, the Company or an Affiliate of Holdings): (a) solicit for employment or hire, or attempt to solicit for employment or hire, any person who is then currently employed by Holdings, the Company or any Affiliate of Holdings or was employed by Holdings, the Company or any Affiliate of Holdings at any time within six (6) months prior to the time of the act of solicitation; or (b) otherwise interfere with the relationship between any such person and Holdings, the Company or any Affiliate of Holdings. To the extent that a court of competent jurisdiction determines that this Section 4.5 is illegal, invalid or unenforceable in any respect, such court shall have the power to reform such illegal, invalid or unenforceable provision to the extent necessary to comply with the law.

Section 4.6 Waiver. The Company and each Contributor hereby waives any right of first refusal to purchase the Membership Interests that it or she may have pursuant to the Company’s Operating Agreement or otherwise.

Section 4.7 Appointment of President. On the Closing Date, Tina F. Cartwright shall serve as the President of the Company, until her successor is duly elected and qualified or until her earlier death, resignation or removal. Ms. Cartwright acknowledges and agrees that nothing in this Agreement or otherwise is intended to, or shall be interpreted as, creating employment for a specified period of time and her employment is and shall be employment-at-will which can be terminated at any time, without prior notice or cause, by her or the Company, and that no act, statement, or conduct of any nature whatsoever by any representative of the Company shall alter the nature of her at-will-employment unless it is in writing and specifically refers to and supersedes this section.

ARTICLE V

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Holdings and Contributors for certain Tax matters following the Closing Date:

Section 5.1 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for any taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

Section 5.2 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by Contributors.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Contributors Disclosure Schedules attached hereto, the certificates delivered pursuant to

Section 1.4, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby. The right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 6.2 Indemnification and Reimbursement by Contributors. The Contributors shall, jointly and severally, indemnify and hold harmless Holdings, its Affiliates (including the Company), and their respective officers, directors, stockholders, managers, members, employees, representatives and agents (collectively, the “Holdings Indemnified Persons”), and shall reimburse the Holdings Indemnified Persons for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Contributors in this Agreement, the Contributors Disclosure Schedules or in any certificate or document delivered by a Contributor at the Closing pursuant to this Agreement;

(b) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by a Contributor;

(c) any Taxes which are unpaid as of the Closing Date and which are imposed on or otherwise payable by Holdings, any Subsidiaries of Holdings or the Company with respect to any Pre-Closing Tax Period (including, without limitation, with respect to any Pre-Closing Tax Period included in any Straddle Period pursuant to Section 5.1 hereof);

(d) any Contributors’ Expenses that are not paid at or prior to the Closing;

(e) any Environmental Claims; and

(f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with a Contributor (or any Person acting on her behalf) in connection with the transactions contemplated hereby.

Section 6.3 Indemnification and Reimbursement by Holdings. Holdings shall indemnify and hold harmless the Contributors and their respective Related Persons, representatives and agents (collectively, the “Contributors Indemnified Persons”), and shall reimburse the Contributors Indemnified Persons for any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Holdings in this Agreement or in any certificate or document delivered by Holdings at the Closing pursuant to this Agreement;

(b) any breach of any covenant or obligation of Holdings in this Agreement or in any other document delivered by Holdings at the Closing pursuant to this Agreement; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Holdings (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

Section 6.4 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 6.2 or 6.3 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that it has forfeited rights or defenses by reason of failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (1) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (2) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent, unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if (y) a Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Person or (z) an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VI, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure); and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 6.5 Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

Section 6.6 Exclusive Remedy. The indemnification provided for in this Article VI shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereby, provided that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby.

Section 6.7 No Materiality. For purposes of determining the amount of Damages arising in connection with any breach or inaccuracy in any representation or warranty of the Contributors in this Agreement, any ancillary agreement, or in any document, schedule, instrument or certificate delivered pursuant to this Agreement, all qualifications in all such representations or warranties as to or by “material”, “materiality”, “Company Material Adverse Effect” or words of similar import shall be disregarded.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Contributors shall be paid by the Contributors, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Holdings (including the fees and expenses of the Valuation Expert incurred in connection with the fair market value analysis of the Membership Interests) shall be paid by Holdings.

Section 7.2 Assignment; No Third Party Beneficiaries. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Holdings may assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of Holdings, and (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Holdings, provided that no such assignment or delegation will relieve Holdings from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 7.2 and the rights set forth in Article VI intended to benefit the Holdings Indemnified Persons and Contributors Indemnified Persons.

Section 7.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) received by the addressee, if sent by certified mail, return receipt requested; or (iii) received by the addressee, if sent by electronic mail or a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section 7.3):

If to the Contributors:

Tina F. Cartwright

1070 Vaughn Crest Drive

Franklin, Tennessee 37069

E-mail: tcartwright@clinicalrms.com

Victoria Menz

1021 Vaughn Crest Drive

Franklin, Tennessee 37069

E-mail: victoriamenz@aol.com

With a copy to:

Reisman Sorokac

8965 South Eastern Avenue, Suite 382

Las Vegas, Nevada 89123

Attn: Elizabeth M. Sorokac

Email: esorokac@rsnvlaw.com

If to Holdings or the Company:

AAC Holdings, Inc

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

Attn: Kathryn Sevier Phillips

E-mail: ksphillips@contactaac.com

With a copy to:

Bass, Berry & Sims PLC

150 3rd Avenue South, Suite 2800

Nashville, Tennessee 37201

Attn: Howard H. Lamar III

E-Mail: hlamar@bassberry.com

Section 7.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by Holdings and the Contributors.

Section 7.5 Waiver. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties hereto; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

Section 7.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of Holdings and the Contributors regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by Holdings and the Contributors with a valid provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 7.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. The statements in the Contributors Disclosure Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning and not for or against any Party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

Section 7.8 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.

Section 7.9 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging sent by electronic transmission, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging sent by electronic transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 7.10 Submission to Jurisdiction. Each Party hereby irrevocably submits in any suit, action or Proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the Middle District of the State of Tennessee and the jurisdiction of any court of the State of Tennessee sitting in Davidson County, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or Proceeding.

Section 7.11 Enforcement of Agreement. The Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any other Party could not be adequately compensated by monetary damages. Accordingly, the Parties agree that, in addition to any other right or remedy to which the Parties may be entitled hereunder or at law or in equity, the Parties will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HOLDINGS:

AAC HOLDINGS, INC., a Nevada corporation

By:	/s/ Kirk R. Manz
Name:	Kirk R. Manz
Its:	Chief Financial Officer

CONTRIBUTORS:

/s/ Tina F. Cartwright
Tina F. Cartwright

/s/ Victoria Menz
Victoria Menz

Solely for purposes of Section 4.6

COMPANY:

CLINICAL REVENUE MANAGEMENT SERVICES, LLC, a Tennessee limited liability company

By:	/s/ Tina F. Cartwright
Name:	Tina F. Cartwright
Its:	President

[Signature Page of Contribution Agreement]

Annex A

Defined Terms

Index of Terms Defined Elsewhere in this Agreement

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section

ACA	Section 2.19
Agreement Assignment	First Paragraph Section 1.4(a)(i)
Closing	Section 1.3
Closing Date	Section 1.3
Company	First Paragraph
Contributors	First Paragraph
Contributors Closing Documents	Section 2.2(a)
Contributors Indemnified Persons	Section 6.3
Damages	Section 6.2
Employee Benefit Plans	Section 2.8(a)
Financial Statements	Section 2.3(a)
Holdings	First Paragraph
Holdings Indemnified Persons	Section 6.2
Holdings’ Closing Documents	Section 3.2(a)
Indemnified Person	Section 6.4(a)
Indemnifying Person	Section 6.4(a)
Intangible Assets	Section 2.13
Intellectual Property Assets	Section 2.13
Membership Interests	Recitals
OIG	Section 2.19
Overpayments	Section 2.19
Part(y)(ies)	First Paragraph
Personal information	Section 2.19
Reference Balance Sheet	Section 2.3(a)
Reference Balance Sheet Date	Section 2.3(a)
Shares	Recitals
Straddle Period	Section 5.1
Third-Party Claim	Section 6.4(a)
Trade Secrets	Section 2.13
Valuation Expert	Section 1.2

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Business” means the business of the Company, which is healthcare and medical billing claims preparation, submission and collection services.

“Business Day” means any day other than Saturday or Sunday or any other day which banks in Nashville, Tennessee are permitted or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company has or may acquire any rights or benefits, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

“Company Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on, the business, operations, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company or on the ability of the Contributors to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

“Confidential Information” means any proprietary or confidential information relating to the business or affairs of the Company or Holdings, as applicable (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (i) marketing or distribution data; (ii) business methods, plans and efforts; (iii) personnel data; (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations; (v) financial statements or other financial information; (vi) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone; (vii) servicing methods, equipment, programs, analyses or profit margins; and (viii) information received by such Party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is: (a) generally available to the public other than as a result of improper disclosure by the receiving Party; (b) reasonably believed by the receiving Party to have been lawfully obtained by the receiving Party from a third party under no obligation of confidentiality; (c) independently developed by the receiving Party without any use of the Confidential Information; (d) previously known to, developed by or in the possession of the receiving Party at the time of receipt thereof from the disclosing Party; or (e) approved in writing by the disclosing Party for disclosure. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.

“Contributors’ Expenses” means all of the fees, charges, expenses and other costs or liabilities incurred, paid or required to be paid by the Company (whether or not on behalf of Contributors) in connection with the negotiation of this Agreement, the performance of the Contributors’ obligations hereunder and the preparation for and consummation of the transactions contemplated hereby (including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants), including any expenses of Contributors that the Company agrees to reimburse in connection with the transactions contemplated by this Agreement and which are not paid directly by Contributors, whether or not such fees, expenses or costs have been assessed or billed prior to the Closing Date.

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Governmental Authority” means any federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Governmental Authorization” means any domestic or foreign federal, state, provincial, special or local license, permit, governmental authorization, identification numbers, certificate of exemption, franchise, accreditation, registration, approval or consent.

“Healthcare Laws” means any Legal Requirement of any Governmental Authority and all other requirements, rules, guidance, policies, or procedures of any court, Governmental Authority, or third party payer relating to the regulation of the health care industry, the submission of claims or bills for health care services and entities that provide services directly or indirectly to, for, or on behalf of health care providers and suppliers, including, but not limited to, all Legal Requirements, rules, guidance, policies, or procedures regarding or related to billing, collection and claims submission on behalf of healthcare professionals, providers and facilities, insurance, Medical Reimbursement Program requirements, fee-splitting, kickbacks or inappropriate remuneration, revenue cycle management, and payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including, but not limited to, the federal physician self-referral law (42 U.S.C. § 1395nn) and its implementing regulations (commonly known as the “Stark Law”), 42 U.S.C. §1320a-7b, the False Claims Act (31 U.S.C. §§ 3729-3733), the Social Security Act, HIPAA, all regulations promulgated pursuant thereto and state equivalents thereof.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including, without limitation, those set forth at 45 CFR Parts 160—164).

“Immediate Family Member” with respect to any Person, has the meaning set forth under the federal physician self-referral law (42 U.S.C. § 1395nn), commonly referred to as the “Stark Law,” and its implementing regulations.

“Internal Revenue Service” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Contributors” (and any similar expression) means any matters actually known by either Contributor without the obligation to investigate or verify the same.

“Legal Requirement” means any federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, rule, order or directive.

“Medical Reimbursement Programs” means Blue Cross/Blue Shield and other private or commercial insurance companies or plans, managed care plans, health maintenance organizations, preferred provider organizations, alternative delivery systems, government contracting agencies, and all other non-government funded third party payor programs, and any other third party payor programs with which Contributors, the Company or the Business has interacted or to which Contributors, the Company or the Business has billed or submitted claims.

“Order” means any order, injunction, judgment, decree, ruling, assessment, arbitration award or any other binding document of any Governmental Authority.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

“Physician” has the meaning set forth under the Stark Law.

“Pre-Closing Tax Period” means all taxable periods of the Company ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children or parents; and (b) an entity, the beneficiaries, stockholders, partners or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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